NON-EXCLUSIVE RESELLER AGREEMENT

This agreement is made January 20, 2011

BETWEEN:

LED Lighting Gallery Inc., *(the "Company")*

and

Climate ESCO Ltd.
Unit 4 - 2119 152nd St.
Surrey, British Columbia, V4A 4N7
T: 604.535.4125
F: 604.535.2597
Website: http://www.mantraenergy.com
Email: shawn@mantraenergy.com
Shawn Kim
President, *(the "Agent")*

For the Territory of, **British Columbia** per Schedule 'A'

Appointment; Territory.
Company hereby engages Agent as a non-exclusive reseller of Lednovation products in the territory. Agent agrees not to make any sales of products to customers located outside the territory unless otherwise discussed and approved upon by Company. Additional products under the Company portfolio will also be made available at the sole discretion of the Company as warranted by the opportunity.

ARTICLE 1 - Obligations

Initial Order.
Agent agrees to place an initial order of Lednovation product samples equal to twenty-four (24) of each product type to become a registered reseller and to have access to stocking cost as per Schedule 'B'. Agent also agrees to equip their showroom with LEDnovation products.

Resale Efforts.
Agent agrees to use its best efforts to promote, distribute and sell and to cause its sub- resellers to use their best efforts to promote, distribute and sell the products in the territory at its own cost and expense. Promotion may include, but not be limited to, advertising, direct mail, trade show participation and seminars.

Marketing and Reselling Practices.
Agent agrees to conduct all business in its own name as an authorized reseller and independent contractor. Reseller will at all times:

(a) Engage in advertising and sales promotion activities in which the products are designated by their

correct name and identified as the products of LED Lighting Gallery/LEDnovation being marketed by Agent as an independent reseller;

(b) Maintain a qualified sales organization, which will call on customers, and potential customers who may be reasonably likely to purchase products;

(c) Maintain an adequate staff of technicians, and provide adequate technical support and service to reseller's customers;

(d) Maintain such places of business and **stock of products** as are necessary to provide good customer service and marketing coverage;

(e) Conduct its business in such manner as will reflect favorably on Company and the products; and

(f) Upon request of Company, provide such booking, billing, inventory, and customer base information as Company may require, insofar as such information applies to the products.

(g) Agent shall be responsible for customer pre-sales analysis and post sales installation project management.

ARTICLE 2 - Expectation and Practice

(a) All customer lists are to be disclosed to Company

(i) to avoid cross over or conflicts

(ii) to register the proposed customer with distributors and manufacturers to ensure payment to the Company.

Weekly updates of client list are to be provided as per Company format.

(b) Company or its manufacturers will set the "stocking cost" prices of all products as per Schedule 'B' All formal quotes, sales orders and invoices will be provided to the customer in the official Company/Agent format or through the manufacturers that the Company represents as warranted by the opportunity.

(c) All orders shall be subject to confirmation or rejection by the Company, in its sole and absolute discretion.

(d) After Company confirms an order, it may agree with the customer, as per customer request, to change the order.

(e) Agent has no authority to enter into agreements, or confirm orders, for Company.

(f) Agent shall not change or cancel orders unless it has Company written consent beforehand.

(g) Agent shall not make any representations or warranties to the customer, except as Company may expressly authorize in writing as per manufacturer.

(h) Agent shall always comply with Company sales procedures, as per contract.

(i) Payments and deposits are to be paid directly to LED Lighting Gallery Inc. or Manufacturers that Company represents, as instructed. Agent shall only receive payments through his company where a buy/sell arrangement has been made prior, for products sold directly to the customer by Agent.

(j) Other payment terms and conditions may be negotiated through Company as warranted by the

opportunity.

(k) Nothing in this agreement shall be constructed to constitute the Agent as a partner or employee of Company or partner or employee of a manufacturer represented by Company, nor shall any party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

ARTICLE 3 - Pricing

Pricing by Agent
The prices to be paid by Agent to Company and the List Prices for the products shall be as set forth on Schedule 'B'. Agent may set its own prices for the sale of products within the territory; provided, however, Agent agrees not to sell any product at a price higher than the list price in effect at the time that Agent commences the sale of such product.

Increases by Company.
Agent agrees that Company may increase such prices upon fourteen (14) days written notice to Agent provided that prices for orders placed by Agent prior to the effective date of any such price increase shall not be subject to any such price increase.

ARTICLE 4 - Payment

Payment of Invoices.
Company will invoice Agent upon shipment of the products. Agent will pay all invoices in full within agreed terms subject to credit approval by Company/LEDnovation. Any payment not made when due hereunder shall be subject to a finance charge of 1.5% for each month or part of a month that payment is overdue, but not greater than the highest rate of interest allowed by applicable law.

ARTICLE 5 - Commissions

Commissions will be paid on orders that are purchased by the customer direct with Company or Manufacturer where the Agent has made primary contact.

(a) Commissions will be paid on registered customer orders only.

(b) All commissions will be paid within 15 days after the receipt of all outstanding amounts where the customer is invoiced and the invoice is paid, from Agent orders and will be payable on the First and Fifteenth day of each month as per the following:

(c) "Net Invoice Price" shall mean the total price at which an order is invoiced to the customer, "Stocking Cost" shall mean the price that the Agent is allowed to purchase product based on product volume, but excluding shipping, engineering, mailing costs, taxes, insurance and any allowances or discounts granted to the customer by the Company. Commission is is made payable and equals the difference between Net Invoice Price and Stocking Cost as per Schedule 'B'

(d) There shall be deducted from any sums due Agent: an amount equal to commissions previously paid or credited on sales of Company/Manufacturer's products which have since been returned by the customer or on allowances credited to the customer for any reason by the Company.

(e) An amount equivalent to commissions previously paid or credited on sales which Company/Manufacturer shall not have been fully paid by the customer whether by reason of the customer's bankruptcy, insolvency, or any other reason which, in Company judgment, renders the account uncollectable (if any sums ever realized upon uncollectable accounts, Company will pay Agent its

percentage of commission applicable at the time of the original sale upon the net proceeds of such collection).

(f) Whenever Agent, at Company request, takes possession of Manufacturer's products for the purpose of delivering such products to customers for any purpose, the risk of loss or damage to or destruction of such products shall be borne by the Agent, and Agent shall indemnify and hold Company harmless against any claims, debts, liabilities or causes of action resulting from any such loss, damage, or destruction.

(g) Split Commissions. When execution of the order, or shipment involves different Agents and or different Representatives, Electrical Wholesalers/distributers, the Company will split the full commission among the Agent's who are involved. The Company will make this determination and advise the interested Agents at the time the order is submitted to the Company. The sum of the split commission shall add up to a full commission and no Agent who is involved will receive less than a designated percentage of the full commission, as agreed by all parties.

ARTICLE 6 - Meetings /Presentations

(a) Company and Agent will make joint and independent presentations as warranted by the opportunity.

ARTICLE 7 - Termination of Agreement

(a) Either party may end this agreement at any time by providing a written 60-day notice to the other party.

ARTICLE 8 - Rights Upon Termination

Upon any termination of this Agreement, Agent shall cease all marketing and resale of the products, and Agent shall return to Company any of Company's confidential information, which is in its possession. Upon such termination, all rights and obligations of the parties under this Agreement shall cease except for:

(a) Reseller's obligation to make any payment of any fees accrued on or prior to the date of termination

(b) Upon termination of this agreement for any reason, Agent shall be entitled to:

(i) Commissions on all orders invoiced to Agent's customer, which are dated or communicated to Company prior to the effective date of termination, regardless of when such orders are shipped.
(ii) Its share of split commissions on orders registered with the Company and dated or communicated to Company prior to the effective date of termination, regardless of when such orders are shipped.

ARTICLE 9 - General

(a) Confidential nature of Information and Non-disclosure. Agent agrees that all information, knowledge and data of a confidential nature, trade secrets and secret information, customer list, publications or any other matter concerning the business or finances of Company or any of their dealings, transactions or affairs (all hereinafter called "Confidential Information") which it shall acquire or which may come to its knowledge during the term of this agreement shall at all times (both during the term of this agreement and subsequent to the termination thereof) and for all purposes be held be the Agent in confidence and Agent agrees that it shall not (both during the term of this agreement and subsequent to the termination thereof) disclose, divulge, communicate orally, in writing or otherwise to any person or persons any Confidential information

(b) The Agent agrees that, he/she will not, either directly or indirectly, either as a partner or as an officer, director, shareholder, employee, agent or servant of any corporation or partnership, both during the term

of this agreement and subsequent to the termination thereof for any cause or reason, for a period of one (1) year after termination, solicit orders from any customer of the Company/LEDnovation, provided to the Agent as a lead and that he/she will similarly not engage in sales of similar products of the Company/LEDnovation to any customer of the Company/LEDnovation within the said period and within the Province of British Columbia.

(c) This agreement is valid for a one-year period from the date of signature and will automatically renew on a year-to-year basis unless either party wishes to cancel for any reason upon notice to the other party 30 days before anniversary date.

(d) This agreement may be re-evaluated by the Company, 30 days before the anniversary date.

By signing below, Company and Agent have read and agree to the above.

Jan 28, 2011	[signature]	J.M. Boughen
Date:	**Agent Signature:**	**Print Name:**

Date:	**Company Representative Signature:**	**Print Name:**

PLEASE INITIAL ALL SHEETS.

SCHEDULE 'A'



Atlin
Dease Lake
Fort Nelson
ALASKA
USA
Stewart
Fort St. John
Dawson Creek
New Hazelton
Prince Rupert
Smithers
Fort St. James
Queen Charlotte City
Kitimat
Vanderhoof
Prince George
Quesnel
Valemount
Bella Bella
Bella Coola
100 Mile House
Golden
Port Hardy
Port Alice
Lillooet
Revelstoke
Kamloops
Invermere
Campbell River
Whistler
Elkford
Courtenay
Sechelt
Kelowna
Cranbrook
Tofino
Penticton
Vancouver
Osoyoos
Victoria
UNITED STATES OF AMERICA

SCHEDULE 'B'

LEDnovationCANada – Driving the future of light, north of the border															
Product	RETAIL	wholesale	stocking cost	250pcs	wholesale	stocking cost	1000pcs	wholesale	stocking cost	5000pcs	wholesale	stocking cost	10000pcs	wholesale	stocking cost
A19 LC 3000K	TBD												USE AS GUIDELINE ONLY FOR ROI CALCULATIONS		
A19-GEN2 2700K	TBD														
LED-MR16-35-12WD-INF	$51.54	$46.38	$41.23	$48.31	$44.17	$39.90	$38.65	$37.10	$35.34	$36.29	$35.27	$34.07	$33.81	$33.29	$32.67
LED-MR16-35-12WD-IF	$51.54	$46.38	$41.23	$48.31	$44.17	$39.90	$38.65	$37.10	$35.34	$36.29	$35.27	$34.07	$33.81	$33.29	$32.67
LED-PAR20-50-1WD-INF	$70.11	$63.08	$56.08	$66.73	$60.09	$54.28	$52.58	$50.47	$48.07	$49.37	$47.98	$45.36	$46.00	$45.29	$44.44
LED-PAR20-50-1WD-IF	$70.11	$63.09	$56.09	$66.73	$60.09	$54.38	$52.58	$50.47	$48.07	$49.37	$47.96	$46.36	$46.00	$45.29	$44.44
LED-PAR30S-75-1WD-INF	$90.37	$81.32	$72.29	$84.72	$77.46	$69.96	$67.77	$65.06	$61.96	$63.64	$61.84	$59.75	$59.29	$58.38	$57.28
LED-PAR30S-75-1WD-IF	$90.37	$81.32	$72.29	$84.72	$77.46	$69.96	$67.77	$65.06	$61.96	$63.64	$61.84	$59.75	$59.29	$58.38	$57.28
LED-PAR30L-75-1WD-INF	$90.37	$81.32	$72.29	$84.72	$77.46	$69.96	$67.77	$65.06	$61.96	$63.64	$61.84	$59.75	$59.29	$58.38	$57.28
LED-PAR30L-75-1WD-IF	$90.37	$81.32	$72.29	$84.72	$77.46	$69.96	$67.77	$65.06	$61.96	$63.64	$61.84	$59.75	$59.29	$58.38	$57.28
LED-PAR38-90-1WD-INF	$106.65	$95.98	$85.32	$99.98	$91.41	$82.56	$79.88	$76.78	$73.13	$75.10	$72.99	$70.51	$69.97	$68.90	$67.60
LED-PAR38-90-1WD-IF	$106.65	$95.98	$85.32	$99.98	$91.41	$82.56	$79.88	$76.78	$73.13	$75.10	$72.99	$70.51	$69.97	$68.90	$67.90
							FREIGHT INCLUDED ON ALL ORDERS ABOVE 1000 UNITS, ANY MIX						ORDERS OF 10,000 OR MORE ARE PRICED ON A PER PROJECT BASES.		
PROFIT FROM RETAIL			20 PTS.			22.39 pts.			31.43 PTS.			33.89 PTS.			36.60 PTS.